Exhibit 10.1

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of July 1, 2026 (the “Effective Date”), between BRYNNWOOD, LLLP, a Delaware limited liability partnership (“Lender”), and NEWTON GOLF COMPANY, INC., a Delaware corporation (“Borrower”), provides the terms on which Lender shall lend to Borrower and Borrower shall repay Lender. The parties agree as follows:

RECITALS

A. Borrower has requested that Lender provide a senior secured revolving credit facility to Borrower in an aggregate principal amount not to exceed $5,000,000.

B. Borrower has requested, and Lender is willing, on the terms and subject to the conditions set forth herein, to make loans to Borrower.

1 LOANS AND TERMS OF PAYMENT

1.1 Promise to Pay. Borrower hereby unconditionally promises to pay Lender the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

1.2 Revolving Line.

(a) Availability. Subject to the terms and conditions of this Agreement, Lender shall make Advances to Borrower from time to time during the Availability Period in an aggregate outstanding principal amount not to exceed the Availability Amount. Each such Advance shall be in an amount no less than $200,000. Amounts borrowed under the Revolving Line may be repaid and, prior to the end of the Availability Period, reborrowed, subject to the applicable terms and conditions herein. For the avoidance of doubt, subject to satisfaction of the conditions set forth in Section 2.1 (with respect to the initial Credit Extension only) and Section 2.2, Lender shall fund Advances requested in accordance with this Agreement.

(b) Interest Payments. With respect to each Advance, commencing on the first Payment Date following the Funding Date for such Advance and continuing on each Payment Date thereafter and the Maturity Date, Borrower shall make semi-annual payments of interest, in arrears, on the principal amount of such Advance at the rate set forth in Section 1.4(a).

(c) Termination; Repayment. The Revolving Line terminates on the Maturity Date, when the principal amount of all Advances, the accrued and unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.

(d) Permitted Prepayment. Borrower shall have the option to prepay the Advances, in whole or in part, without premium or penalty, provided (i) each such prepayment shall be in a minimum amount of $50,000 or, if less, the total amount of outstanding Advances, (ii) Borrower shall deliver written notice to Lender of its election to prepay each Advance (or any part thereof) at least 2 Business Days prior to such prepayment, and (iii) Borrower shall pay, on the date of such prepayment (A) the outstanding principal being prepaid plus all accrued and unpaid interest with respect to the Advances (or the part thereof being prepaid), and (B) all other sums, if any, that shall have become due and payable with respect to the Advances, including any interest at the Default Rate with respect to any past due amounts. For the avoidance of doubt, prepayments of outstanding Advances in accordance with this Section 1.2(d) may be reborrowed during the Availability Period.

(e) Commitment Reductions. Borrower may, at any time, reduce the aggregate principal amount available under the Revolving Line, in whole or in part, without premium or penalty, provided that (i) each such reduction shall be in a minimum amount of $250,000 and (ii) Borrower delivers written notice to Lender of such reduction at least 2 Business Days prior to the effective date thereof. All commitment reductions under the Revolving Line shall be permanent and may not be reinstated. If, after giving effect to any commitment reduction pursuant to this Section 1.2(e), the outstanding principal balance of Advances exceeds the Revolving Line as so reduced, then Borrower shall, concurrent with such reduction, prepay the amount of such excess.

(f) Mandatory Prepayment Upon an Acceleration. If the Advances are accelerated by Lender following the occurrence and during the continuance of an Event of Default, Borrower shall immediately pay to Lender an amount equal to the sum of (i) all outstanding principal plus accrued and unpaid interest with respect to the Advances, and (ii) all other sums, if any, that shall have become due and payable with respect to the Advances, including any interest at the Default Rate with respect to any past due amounts.

1.3 Requests for Borrowings. Each borrowing of Credit Extensions shall be made, subject to the prior satisfaction of the applicable conditions to the making of such Credit Extension, upon written notice by Borrower to Lender. Each such notice must be in writing or by telephone (and promptly confirmed in writing) and must be received by Lender (by hand delivery, email or other electronic transmission (including “.pdf” or “.tiff”)) not later than 3:00 p.m., ET, one Business Days prior to the requested day of any borrowing. Each written notice (or confirmation of telephonic notice) with respect to a borrowing by Borrower pursuant to this Section 1.3 (each, a “Borrowing Request”) shall be delivered by a Responsible Officer. Each such telephonic and written borrowing request shall specify the aggregate principal amount of the requested Credit Extension and the date of such Credit Extension, which shall be a Business Day. Lender may make any Advances under this Agreement based on instructions from a Responsible Officer. Subject to satisfaction of the conditions set forth in Section 2.1 (with respect to the initial Credit Extension only) and Section 2.2, Lender shall fund the requested Advances on the applicable Funding Date.

1.4 Payment of Interest on the Credit Extensions.

(a) Interest Rate. Subject to Section 1.4(b), the principal amount outstanding under the Revolving Line shall accrue interest at Daily Simple SOFR plus 13%, which interest shall be payable in accordance with Section 1.4(d) below.

(b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, all outstanding Advances shall bear interest at 22% per annum (or the highest rate allowed by law) (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 1.4(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Lender.

(c) Maximum Rate. Anything herein to the contrary notwithstanding, the obligations of Borrower hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by Lender would be contrary to the provisions of any law applicable to Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by Lender, and in such event Borrower shall pay Lender interest at the highest rate permitted by applicable law (“Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Lender is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Effective Date as otherwise provided in this Agreement.

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(d) Interest Computation. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed. In computing interest, (i) all payments received after 5:00 p.m. ET on any day shall be deemed received at the opening of business on the next Business Day, and (ii) the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.

1.5 Fees and Expenses.

(a) Commitment Fee. Borrower shall pay to Lender a one-time fee (the “Commitment Fee”) in an amount equal to two percent (2.0%) of the Revolving Line, payable on the Effective Date (or, at Borrower’s election, deducted from the initial Advance), which fee shall be deemed fully earned upon payment and shall be non-refundable except as otherwise expressly provided herein.

(b) Lender Expenses. Borrower shall pay to Lender all Lender Expenses incurred through and after the Effective Date, when due (or, if no stated due date, upon demand by Lender); provided, however, that, for the avoidance of doubt, enforcement-related expenses shall only be payable following the occurrence and during the continuance of an Event of Default.

(c) Fees Fully Earned. Unless otherwise provided in this Agreement or in a separate writing by Lender, Borrower shall not be entitled to any credit, rebate or repayment of any fees earned by Lender pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of Lender’s obligation to make loans and advances hereunder, except to the extent any such fees were charged in error or inconsistent with the terms of this Agreement.

1.6 Payments; Application of Payments; Debit of Accounts.

(a) All payments to be made by Borrower under any Loan Document shall be made in immediately available funds in Dollars, without setoff or counterclaim, before 5:00 p.m. ET on the date when due. Payments of principal and/or interest received after 5:00 p.m. ET are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b) Unless otherwise specified by Borrower, payments shall be applied (i) first, to Lender Expenses and any amounts due to Lender under Section 3, (ii) second, to pay interest, fees and other amounts then due hereunder, and (iii) third, to pay principal; provided that, if an Event of Default has occurred and is continuing, payments shall be applied in the order and manner determined by Lender.

1.7 Withholding. Payments received by Lender from Borrower under this Agreement will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority (including any interest, additions to tax or penalties applicable thereto). Specifically, however, if at any time any Governmental Authority, applicable law, regulation or international agreement requires Borrower to make any withholding or deduction from any such payment or other sum payable hereunder to Lender, Borrower hereby covenants and agrees that the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, Lender receives a net sum equal to the sum which it would have received had no withholding or deduction been required, and Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority. Borrower will, upon request, furnish Lender with proof reasonably satisfactory to Lender indicating that Borrower has made such withholding payment; provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Borrower. The agreements and obligations of Borrower contained in this Section 1.7 shall survive the termination of this Agreement.

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1.8 Release Upon Requests for Additional Advances. Each request by Borrower for any additional Advance or other Credit Extension under this Agreement shall constitute, and shall be deemed to constitute, effective as of the date of such request and without any further action by any Person, a full, unconditional, and irrevocable release and discharge by Borrower, for itself and its successors and assigns, of any and all claims, counterclaims, defenses, setoffs, demands, actions, causes of action, suits, damages, obligations, and liabilities of every kind and nature, whether known or unknown, suspected or unsuspected, fixed or contingent, liquidated or unliquidated, at law or in equity, that Borrower has, ever had, or may claim to have against Lender or any Indemnified Person, whether arising under or in connection with this Agreement, the other Loan Documents, or otherwise, in each case to the extent existing on, or arising from facts or circumstances existing on or prior to, the date of such request. This Section 1.8 shall survive the termination of this Agreement.

2 CONDITIONS OF LOANS

2.1 Conditions Precedent to Initial Credit Extension. Lender’s obligation to make the initial Credit Extension is subject to the condition precedent that Lender shall have received, in form and substance reasonably satisfactory to Lender, the following:

(a) duly executed signatures to this Agreement;

(b) a secretary’s certificate of Borrower with respect to Borrower’s Organizational Documents, good standing in its jurisdiction of organization, incumbency, and resolutions authorizing the execution, delivery, and performance of this Agreement and the other Loan Documents to which it is a party;

(c) Uniform Commercial Code searches, dated as of a recent date, with respect to Borrower, showing no Liens except Permitted Liens;

(d) such other customary closing deliverables mutually agreed by Borrower and Lender prior to the Effective Date; and

(e) payment of the fees and Lender Expenses then due as specified in Section 1.5 hereof.

2.2 Conditions Precedent to all Credit Extensions. Lender’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

(a) timely receipt of a Borrowing Request and any materials and documents required by Section 1.3;

(b) the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the proposed Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

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(c) no default or Event of Default shall have occurred and be continuing or would result from the Credit Extension.

The request for, and acceptance of, each Credit Extension by Borrower shall be deemed a representation and warranty by Borrower that the conditions specified in Sections 2.2(b) and 2.2(c) have been satisfied in all material respects.

3 CREATION OF SECURITY INTEREST

3.1 Grant of Security Interest. Borrower hereby grants Lender, to secure the payment and performance in full of all of the Obligations, a continuing security interest in the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Lender’s Lien in the Collateral shall continue until (a) the Obligations (other than inchoate indemnity obligations for which no claim has been asserted) are repaid in full in cash and (b) Lender’s obligation to make Credit Extensions has terminated (collectively, “Payment in Full”). Upon Payment in Full, Lender’s Lien in the Collateral shall automatically terminate and all rights therein shall revert to Borrower, and Lender shall, at the sole cost and expense of Borrower (except to the extent arising from Lender’s gross negligence, bad faith, willful misconduct, or administrative error), promptly take all such action reasonably requested by Borrower to release its Liens in the Collateral, including filing UCC termination statements and delivering customary release documentation.

3.2 Priority of Security Interest. Borrower represents, warrants, and covenants that the security interest granted herein creates a valid security interest in favor of Lender in the Collateral and, when properly perfected by filing of a UCC financing statement, shall constitute a valid, perfected, first priority security interest in the Collateral, to the extent such security interest can be perfected by filing a financing statement under the UCC, free and clear of all Liens except for Permitted Liens. If Borrower shall acquire a commercial tort claim, Borrower shall promptly, and in any event within 10 Business Days thereof, notify Lender in a writing signed by Borrower of the general details thereof and grant to Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably acceptable to Borrower and Lender.

3.3 Authorization to File Financing Statements. Borrower hereby authorizes Lender to file financing statements (including “all assets” filings), consistent with the terms of this Agreement and the Collateral described herein, with all appropriate jurisdictions to perfect or protect Lender’s interest or rights hereunder. Lender shall promptly provide Borrower copies of any financing statements filed pursuant to this Section 3.3.

3.4 Lien on All Assets; First Priority. Borrower shall not take, and shall not permit any other Person to take, any action that would impair the first priority position of Lender’s Lien granted herein and, at the request of Lender, Borrower shall take all actions necessary or reasonably requested by Lender to ensure that Lender’s Lien granted herein is and at all times remains a valid, perfected Lien in first priority position on the Collateral, in each case subject to Permitted Liens.

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4 REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

4.1 Due Organization, Authorization; Power and Authority. Borrower is a Delaware corporation duly existing and in good standing in its jurisdiction of organization and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so would not reasonably be expected to cause a Material Adverse Change.

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s Organizational Documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect), or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement or instrument by which Borrower is bound, except, in the case of clauses (iii)-(v), where such conflict, violation, breach or default would not reasonably be expected to result in a Material Adverse Change.

4.2 Collateral.

(a) Borrower has good title to, rights in, and the power to transfer each item of the Collateral.

(b) All Inventory is in all material respects of good and marketable quality, free from material defects.

(c) Borrower is the sole owner of the Intellectual Property that it owns or purports to own except for (i) non-exclusive licenses granted in the ordinary course of business, (ii) over-the-counter software that is commercially available to the public, (iii) Intellectual Property licensed to Borrower in the ordinary course of business, and (iv) other exceptions that would not reasonably be expected to cause a Material Adverse Change. Each Patent, Copyright and Trademark that Borrower owns or purports to own and that is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property that Borrower owns or purports to own and that is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part. To Borrower’s Knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to cause a Material Adverse Change on Borrower’s business.

4.3 Litigation. There are no legal actions or proceedings pending or threatened in writing against Borrower or any of its Subsidiaries that would reasonably be expected to result in uninsured or unreimbursed out-of-pocket liability to Borrower or any of its Subsidiaries in excess of $500,000, individually or in the aggregate, except as disclosed in Borrower’s SEC filings or where such matters would not reasonably be expected to result in a Material Adverse Change.

4.4 Financial Statements; Financial Condition. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Lender fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations as of the date(s) and for the period(s) set forth therein. There has not been any material adverse change in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Lender.

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4.5 Compliance with Laws and Regulations. Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from Borrower’s or any of its Subsidiary’s failure to comply with ERISA that is reasonably likely to result in Borrower’s incurring any liability that would cause a Material Adverse Change. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations X, T and U of the Board of Governors of the Federal Reserve System). Borrower (a) has complied in all material respects with all Requirements of Law, and (b) has not violated any Requirements of Law the violation of which would reasonably be expected to cause a Material Adverse Change. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities and Regulatory Agencies that are necessary for the continued operation of their respective businesses as currently conducted, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to cause a Material Adverse Change.

4.6 Subsidiaries; Investments. Borrower does not own any stock, partnership or other ownership interest, any other equity securities or any other investments, except for Permitted Investments and investments disclosed in Borrower’s SEC filings or otherwise approved by Lender in writing (not to be unreasonably withheld, conditioned or delayed).

4.7 Tax Returns and Payments; Pension Contributions. Borrower and each Subsidiary have timely filed all tax returns and reports required to be filed, and have timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower or any Subsidiary except (a) to the extent such taxes or assessments are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as adequate reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, or (b) if failure to so pay would not reasonably be expected to cause a Material Adverse Change. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any material liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

4.8 Environmental Laws. Except as, in the aggregate, would not reasonably be expected to cause a Material Adverse Change: none of the Borrower or any of its Subsidiaries: (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has received notice of any claim with respect to any Environmental Liability or (iii) knows of any basis for any Environmental Liability.

4.9 Material Adverse Change. Since December 31, 2025, there has been no change, event, occurrence, condition, or development that, individually or in the aggregate, has caused or would reasonably be expected to cause a Material Adverse Change.

4.10 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions (i) as working capital, (ii) to fund capital expenditures, growth initiatives and (iii) for any other lawful corporate purposes, as may be agreed by Borrower and Lender.

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4.11 Full Disclosure. To Borrower’s Knowledge, no representation, warranty or other statement of Borrower in any certificate or written statement given to Lender, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements furnished to Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in such certificates or statements not misleading in light of the circumstances in which they were made (it being recognized by Lender that the projections and forecasts provided by Borrower have been provided in good faith, are based upon reasonable assumptions, are not to be viewed as facts, and that actual results during the period or periods covered by such projections and forecasts may differ, and may differ materially, from the projected or forecasted results).

5 AFFIRMATIVE COVENANTS

Borrower covenants and agrees that, until Payment in Full:

5.1 Government Compliance.

(a) Borrower shall, and shall cause each of its Subsidiaries to, maintain its and each of its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to cause a Material Adverse Change. Borrower shall, and shall cause each Subsidiary to, comply in all material respects, with all laws, ordinances and regulations to which it is subject.

(b) Borrower shall, and shall cause each of its Subsidiaries to, obtain all of the Governmental Approvals necessary for the performance by Borrower and its Subsidiaries of their obligations under the Loan Documents to which they are a party and, to the extent applicable, the grant of a security interest to Lender in all of their respective property. Borrower shall promptly provide copies of any such obtained Governmental Approvals to Lender upon reasonable request.

5.2 Financial Statements, Reports, Certificates. Borrower shall provide Lender with the following:

(a) Borrower’s Quarterly Reports on Form 10-Q filed with the SEC, which shall be deemed delivered upon filing with the SEC and public availability on EDGAR;

(b) Borrower’s Annual Report on Form 10-K filed with the SEC, which shall be deemed delivered upon filing with the SEC and public availability on EDGAR;

(c) All periodic reports, current reports, proxy statements and other materials filed by Borrower with the SEC or distributed to shareholders shall be deemed delivered upon filing with the SEC and public availability on EDGAR, and Borrower shall have no obligation to separately furnish copies thereof to Lender;

(d) prompt written notice of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that would reasonably be expected to result in uninsured or unreimbursed out-of-pocket liability to Borrower or any of its Subsidiaries in excess of $500,000, individually or in the aggregate, except as disclosed in Borrower’s SEC filings or where such matters would not reasonably be expected to result in a Material Adverse Change;

(e) prompt written notice of (i) any material change in the composition of the Intellectual Property, (ii) the registration of any Copyright (including any subsequent ownership right of Borrower in or to any Copyright), Patent or Trademark not previously disclosed to Lender, or (iii) Borrower’s Knowledge of an event that materially adversely affects the value of the Intellectual Property;

(f) 5 days’ prior written notice of any change in Borrower’s: (i) jurisdiction of organization, (ii) organizational structure or type, or (iii) legal name; and

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(g) promptly, from time to time, such other information regarding Borrower or compliance with the terms of any Loan Documents as reasonably requested in writing by Lender, to the extent reasonably necessary to monitor compliance with this Agreement and not unduly burdensome to Borrower.

Documents required to be delivered pursuant to the terms hereof that are publicly filed with the SEC shall be deemed delivered upon filing with the SEC and public availability on EDGAR, and no separate notice or delivery obligation shall apply with respect thereto.

5.3 Inventory and Equipment. Borrower shall, and shall cause each of its Subsidiaries to, keep all Inventory and Equipment in good and merchantable condition (ordinary wear and tear and casualty and condemnation excepted) and free from all material defects, except for Inventory and Equipment sold in the ordinary course of business or as otherwise permitted pursuant to Section 6.1.

5.4 Taxes; Pensions. Borrower shall timely, and cause each of its Subsidiaries to timely, file all material tax returns and reports and pay all material foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 4.7 hereof, and Borrower shall deliver to Lender, promptly upon request, evidence of the payments thereof, and Borrower and its Subsidiaries shall pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

5.5 Access to Collateral; Books and Records. At reasonable times, on one Business Day’s prior notice (provided no notice is required if an Event of Default has occurred and is continuing), Lender shall have the right to inspect the Collateral and the right to audit and copy Borrower’s Books. The foregoing inspections and audits shall be conducted no more often than once every 12 months unless an Event of Default has occurred and is continuing, in which case such inspections and audits shall occur as often as Lender shall determine is necessary acting reasonably. The foregoing inspections and audits shall be conducted at Borrower’s expense, provided that any such audit does not exceed four Business Days and provided further that Borrower shall not be responsible for costs of any inspection or audit occurring more than once in any twelve-month period absent an Event of Default. Lender shall maintain confidentiality of any non-public information obtained in connection therewith in compliance with Section 11.7.

5.6 Insurance.

(a) Borrower shall, and shall cause each Subsidiary to, keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s and such Subsidiary’s respective industries and located in similar locations. Insurance policies shall be in a form, with financially sound and reputable insurance companies that are not Affiliates of Borrower. If requested by Lender, all property policies shall have a lender’s loss payable endorsement, to the extent commercially available and customary, in form reasonably satisfactory to Lender, showing Lender as lender’s loss payee. If requested by Lender, all liability policies shall show, or have endorsements showing, Lender as an additional insured to the extent commercially available and customary.

(b) At Lender’s request, Borrower shall deliver to Lender copies of insurance policies and evidence of all premium payments. If requested by Lender, each provider of any such insurance required under this Section 5.6 shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Lender, that it will give Lender 30 days prior written notice before any such policy or policies shall be canceled. Proceeds payable under any casualty policy will, at Borrower’s option, be payable to Borrower to replace the property subject to the claim; provided that any such replacement property shall be deemed Collateral in which Lender has been granted a first priority security interest; provided further that if an Event of Default has occurred and is continuing, all proceeds payable under any such policy shall, at Lender’s option, be payable to Lender to be applied on account of the Obligations.

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5.7 Protection of Intellectual Property Rights.

(a) (i) Borrower shall, and shall cause each of its Subsidiaries to, protect, defend and maintain the validity and enforceability of its material Intellectual Property; (ii) promptly advise Lender in writing of material infringements or any other event that would reasonably be expected to cause a Material Adverse Change; and (iii) not allow any material Intellectual Property to be abandoned, forfeited or dedicated to the public without Lender’s prior written consent.

(b) If requested by Lender, Borrower shall execute such intellectual property security agreements and take such other actions as Lender may reasonably request to perfect and maintain a first priority perfected security interest in favor of Lender in any registered Patents, Trademarks, or Copyrights, or any pending applications for any of the foregoing, that are Collateral.

5.8 Material Licenses; Compliance with Laws. Borrower shall, and shall cause each of its Subsidiaries to, (i) maintain each Permit, including each Regulatory Authorization, or file any notice or registration in, each jurisdiction in which Borrower or any Subsidiary is required to obtain any Permit or Regulatory Authorization or to file any notice or registration, in order to design, manufacture, store, label, sell, promote, import or distribute its products, except to the extent the failure to do so would not individually or in the aggregate, reasonably be expected to cause a Material Adverse Change and (ii) promptly provide evidence of the same to Lender. Borrower shall, and shall cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority or Regulatory Agency except to the extent the failure to so comply would not individually or in the aggregate, reasonably be expected to cause a Material Adverse Change.

5.9 Further Assurances. Borrower shall execute any further instruments and take further action as Lender reasonably requests to (a) cause this Agreement or any other Loan Document to be, become or remain valid and effective in accordance with its terms, (b) perfect or continue Lender’s Lien in the Collateral, and (c) enable Lender to exercise and enforce its rights and remedies hereunder in respect of the Collateral, provided that no such request shall materially increase Borrower’s obligations hereunder or materially impair Borrower’s operations.

6 NEGATIVE COVENANTS

Borrower covenants and agrees that, until Payment in Full, Borrower shall not do any of the following without Lender prior written consent:

6.1 Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Permitted Transfers.

6.2 Changes in Business. Except in connection with an RTO Transaction, (a) engage in or permit any of its Subsidiaries to engage in, any business other than the businesses currently engaged in by Borrower and each such Subsidiary, as applicable, or reasonably related, complementary, incidental, or ancillary thereto or a reasonable extension, development, or extension thereof, or consistent with business plans announced publicly prior to the Effective Date or (b) liquidate or dissolve, except that any Subsidiary may liquidate or dissolve so long as its assets are transferred to the Borrower or another Subsidiary.

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6.3 Mergers or Acquisitions. Except in connection with an RTO Transaction, merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the Capital Stock or property of another Person (including, without limitation, by the formation of any Subsidiary), except that (a) a Subsidiary may merge or consolidate into another Subsidiary or into Borrower and (b) Borrower or any Subsidiary may acquire all of the Capital Stock or property of any other Subsidiary.

6.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

6.5 Encumbrance. Except for Permitted Liens, (a) create, incur, allow, or suffer any Lien on any of its property, or permit any of its Subsidiaries to do so, (b) permit any Collateral not to be subject to the first priority security interest granted herein, or (c) enter into any agreement, document, instrument or other arrangement (except with or in favor of Lender) with any Person that directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any Collateral.

6.6 Distributions. Except in connection with any RTO Transaction, pay any dividends or make any distribution or payment or redeem, retire or purchase any Capital Stock; provided that (a) any Subsidiary may pay dividends or make any distribution or payment to or redeem, retire or purchase any Capital Stock owned by Borrower or any other Subsidiary, (b) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof (and make any payment of cash in lieu of fractional shares in connection therewith), (c) Borrower may pay dividends or make any distribution or payment payable or made solely in the common stock or other Capital Stock of Borrower, (d) Borrower may pay any dividends or make any distribution or payment or redeem, retire or purchase any Capital Stock in accordance with any equity incentive plan or share repurchase program approved by the Board, and (e) Borrower may pay any dividends or make any distribution or payment, or redeem, retire, or purchase any Capital Stock in an amount not to exceed $500,000 in the aggregate in any fiscal year so long as no Event of Default exists or would be created thereby.

6.7 Investments. Directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary) other than Permitted Investments, or permit any of its Subsidiaries to do so.

6.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower or any Subsidiary, except for (a) transactions that are in the ordinary course of business, upon fair and reasonable terms that are no less favorable to Borrower or such Subsidiary, as applicable, than would be obtained in an arm’s length transaction with a non-affiliated Person, (b) transactions permitted by Sections 6.1, 6.3, 6.4, or 6.6, (c) compensation, indemnification, severance, employment, consulting, equity incentive and reimbursement arrangements approved by the Board, and (d) transactions in connection with any RTO Transaction.

6.9 Issuance of Stock. Issue any Capital Stock to any Person except (a) issuances of Capital Stock by a Subsidiary to Borrower or another Subsidiary, (b) issuance by Borrower of any Qualified Stock, Stock Equivalents, or Qualified Stock issuable upon conversion or exercise of any Stock Equivalents (including stock options and convertible notes), including, without limitation, pursuant to any equity incentive plan, share repurchase program, “at-the-market” offering (including pursuant to that certain At The Market Sales Agreement, dated as of October 24, 2025, by and between Borrower and Kingswood Capital Partners, LLC), and PIPE transactions, and (c) any issuance of Capital Stock in connection with any RTO Transaction.

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6.10 Compliance. Become, or permit any Subsidiary to become, an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail, or permit any Subsidiary to fail, to meet the minimum funding requirements of ERISA or permit a Reportable Event or Prohibited Transaction (each as defined in ERISA) to occur; fail, or permit any Subsidiary to fail, to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation would reasonably be expected to cause a Material Adverse Change; withdraw, or permit any Subsidiary to withdraw, from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan that would reasonably be expected to result in any material liability of Borrower or any Subsidiary, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

6.11 RTO Transaction. The parties acknowledge and agree that Borrower may pursue an RTO Transaction and that nothing herein shall restrict Borrower from entering into and consummating any RTO Transaction so long as no Event of Default exists at the time of or would result from the consummation of such RTO Transaction and (b) the consummation of such RTO Transaction would not reasonably be expected to cause a Material Adverse Change.

7 EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

7.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension within five Business Days after such principal or interest is due and payable or (b) pay any other Obligations within ten Business Days after such Obligations are due and payable;

7.2 Covenant Default.

(a) Borrower fails or neglects to perform any obligation in Sections 5.2, 5.4, 5.5, or 5.6, or violates any covenant in Section 6 and, in each case, such failure or violation continues for 15 days after the earlier of (x) the date on which such failure shall first become known to Borrower, or (y) the date on which written notice thereof is given to Borrower by Lender; provided that if such default is reasonably capable of cure but cannot reasonably be cured within such period, such period shall be extended for an additional 30 days so long as Borrower is diligently pursuing cure;

(b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any of the other Loan Documents to which it is a party, and as to any default (other than those specified in this Section 7) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within 30 days after the earlier of (x) the date on which such failure shall first become known to Borrower, or (y) the date on which written notice thereof is given to Borrower by Lender; provided that if such default is reasonably capable of cure but cannot reasonably be cured within such period, such period shall be extended for an additional 30 days so long as Borrower is diligently pursuing cure;

7.3 Attachment; Levy; Restraint on Business. Any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee, receiver or person acting in similar capacity, and remains unstayed, undischarged or bonded for more than 30 days or (ii) any court order enjoins, restrains, or prevents Borrower from conducting all or any material part of its business for more than 30 consecutive days;

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7.4 Insolvency. (a) Borrower is unable to pay its debts (including trade debts) as they become due in the ordinary course of business; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within 60 days;

7.5 Other Debt Agreements. There is, under any agreement to which Borrower is a party with a third party or parties, any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of $500,000;

7.6 Judgments; Penalties. One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least $500,000 of out-of-pocket liability (not covered by independent third-party insurance as to which liability has not been denied by such insurance carrier) shall be rendered against Borrower, and the same are not, within 30 days after the entry, assessment or issuance thereof, discharged, satisfied, or paid, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay;

7.7 Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement in this Agreement, any other Loan Document or in any writing delivered to Lender or to induce Lender to enter this Agreement or any other Loan Document, and such representation, warranty or other statement is incorrect or misleading in any material respect when made and, if capable of cure, remains uncured for 30 days after Borrower obtains Knowledge thereof or receives written notice from Lender; or

7.8 Change in Control. If there shall occur a Change in Control.

8 LENDER’S RIGHTS AND REMEDIES

8.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default (subject to any applicable grace periods), Lender may, without notice or demand, do any or all of the following:

(a) declare all Obligations immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 7.4 all Obligations shall become immediately due and payable without any action by Lender);

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement;

(c) verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Lender reasonably determines to be commercially reasonable, and notify any Person owing Borrower money of Lender’s security interest in such funds. Borrower shall collect all payments in trust for Lender and, if requested by Lender, immediately deliver the payments to Lender in the form received from the Account Debtor, with proper endorsements for deposit;

(d) make any payments and do any acts it reasonably determines are necessary to protect the Collateral and/or its security interest in the Collateral;

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(e) enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred in connection therewith. With respect to Borrower’s owned premises, Borrower hereby grants Lender a license to enter and occupy such premises, without charge, to exercise any of Lender’s rights or remedies in a commercially reasonable manner and so as to minimize disruption to Borrower’s operations to the extent reasonably practicable. Borrower shall assemble the Collateral if Lender requests and make it available as Lender designates;

(f) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral, it being understood that Lender is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property solely to the extent reasonably necessary to dispose of or liquidate Collateral following an Event of Default as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Lender’s exercise of its rights under this Section 8.1, Borrower’s rights under all licenses and all franchise agreements inure to Lender’s benefit;

(g) place a “hold” on any account maintained with Lender and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any control agreement or similar agreements providing control of any Collateral;

(h) sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Lender determines is commercially reasonable in accordance with applicable law, and apply any proceeds to the Obligations in whatever manner or order Lender reasonably determines appropriate and consistent with this Agreement;

(i) sell the Collateral without giving any warranties as to the Collateral; provided that Lender may specifically disclaim any warranties of title or the like, and this procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral; if Lender sells any of the Collateral upon credit, Borrower will be credited only with payments actually made by the purchaser, received by Lender and applied to the indebtedness of the purchaser; and if the purchaser fails to pay for the Collateral, Lender may resell the Collateral and Borrower shall be credited with the proceeds of the sale. Lender may credit bid and purchase at any public sale;

(j) apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, following notice to Borrower and subject to applicable law, where commercially reasonable and necessary to preserve the Collateral following a continuing Event of Default;

(k) demand and receive possession of Borrower’s Books; and

(l) exercise all rights and remedies available to Lender under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

8.2 Power of Attorney. Borrower hereby irrevocably appoints Lender as its lawful attorney-in-fact, exercisable following the occurrence and during the continuance of an Event of Default solely to enforce Lender’s rights in the Collateral and exercise remedies expressly permitted under this Agreement, to: (a) endorse Borrower’s name on any checks, payment instruments, or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) demand, collect, sue, and give releases to any Account Debtor for monies due, settle and adjust disputes and claims about the Accounts directly with Account Debtors, and compromise, prosecute, or defend any action, claim, case or proceeding about any Collateral (including filing a claim or voting a claim in any bankruptcy case in Lender’s or Borrower’s name, as Lender chooses); (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, or other claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (f) dispose of the Collateral; and (g) transfer the Collateral into the name of Lender or a third party as the Code permits. Borrower hereby appoints Lender as its lawful attorney-in-fact to, upon the occurrence and during the continuance of an Event of Default, and until Payment in Full, sign Borrower’s name on any documents necessary to perfect or continue the perfection of Lender’s security interest in the Collateral. Lender’s foregoing appointment as Borrower’s attorney-in-fact, and all of Lender’s rights and powers, coupled with an interest, are irrevocable until Payment in Full.

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8.3 Protective Payments. If Borrower fails to obtain the insurance called for by Section 5.6 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, in each case promptly after written notice of such failure has been delivered by Lender to Borrower, Lender may obtain such insurance or make such payment, and all amounts so paid by Lender are Lender Expenses and are promptly due and payable, bearing interest at the then highest rate applicable to the Obligations only from the date incurred, and are secured by the Collateral. Lender will make reasonable efforts to provide Borrower with notice of Lender obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Lender are deemed an agreement to make similar payments in the future or Lender’s waiver of any Event of Default.

8.4 Application of Payments and Proceeds. In exercising its rights under Section 8.1, Lender shall have the right to apply in any order any funds in its possession, whether from payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in a commercially reasonable manner consistent with this Agreement. Lender shall pay any surplus to Borrower by credit to Persons legally entitled thereto; Borrower shall remain liable to Lender for any deficiency. If Lender, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Lender shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Lender of cash therefor.

8.5 Lender’s Liability for Collateral. So long as Lender complies with commercially reasonable practices regarding the safekeeping of the Collateral in the possession or under the control of Lender, Lender shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

8.6 No Waiver; Remedies Cumulative. Lender’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Lender’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Lender has all rights and remedies provided under the Code, by law, or in equity. Lender’s exercise of one right or remedy is not an election and shall not preclude Lender from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Lender’s waiver of any Event of Default is not a continuing waiver. Lender’s delay in exercising any remedy is not a waiver, election or acquiescence.

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8.7 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper and guarantees held by Lender on which Borrower is liable.

9 NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail; (c) one Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, or email address indicated below. Lender or Borrower may change its mailing or electronic mail address by giving the other party written notice thereof in accordance with the terms of this Section 9.

If to Borrower:	Newton Golf Company, Inc.
551 Calle San Pablo
Camarillo, CA 93012
Attn: Jeff Clayborne
Email:

If to Lender:	Brynwood, LLLP

c/o FIDJ, PLLC
9100 South Dadeland Blvd., Suite 1610
Miami, FL 33156
Attn:
Email:

10 governing LAW; submission to jurisdiction; application of delaware law; JURY TRIAL WAIVER

This Agreement and all other Loan Documents, and all claims, disputes, and controversies arising out of or relating to this Agreement or to any of the transactions contemplated hereby, whether sounding in contract, tort, statute, or otherwise, shall in all respects be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware, without giving effect to any conflict of laws principle, rule, or doctrine (whether of the State of Delaware or of any other jurisdiction) that would result in or permit the application of the laws of any jurisdiction other than the State of Delaware.

The parties intend that the laws of the State of Delaware shall govern the validity and enforceability of this Agreement and each other Loan Document, including the rate of interest charged, contracted for, reserved, or received hereunder or thereunder, and the lawfulness of such interest. The parties acknowledge and agree that the State of Delaware bears a substantial and reasonable relationship to this Agreement and to the parties and that the application of Delaware law is reasonable and bargained for. It is the express intention of the parties that the interest, fees, charges, and other amounts payable under this Agreement and the other Loan Documents shall be determined solely under the laws of the State of Delaware, and the parties hereby irrevocably waive, to the fullest extent permitted by applicable law, the application of the usury, interest limitation, or similar laws of any other jurisdiction, and any defense, claim, or assertion that the interest, fees, charges, or other amounts payable hereunder or under any other Loan Document are usurious, excessive, or otherwise unlawful under the laws of any jurisdiction other than the State of Delaware.

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Each party irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of Delaware sitting in New Castle County and of the United States District Court for the District of Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, the other Loan Documents, or the transactions contemplated hereby or thereby, and the Borrower agrees that all claims in respect of any such action or proceeding shall be heard and determined only in such Delaware courts. Each party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, and any claim that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Borrower hereby waives personal service of the summons, complaints, and other process issued in any such action or proceeding and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 9 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or five Business Days after deposit in the U.S. mails, proper postage prepaid.

Nothing in this Agreement shall be deemed to operate to preclude Lender from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Lender.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND LENDER EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

This Section 10 shall survive the termination of this Agreement.

11 GENERAL PROVISIONS

11.1 Termination Prior to Maturity Date; Survival. All covenants, representations and warranties made in this Agreement shall continue in full force until Payment in Full. So long as Borrower has satisfied the Obligations (other than inchoate indemnity obligations for which no claim has been asserted, and any other obligations which, by their terms, are to survive the termination of this Agreement), this Agreement may be terminated prior to the Maturity Date by Borrower, effective three Business Days after written notice of termination is given to Lender. Upon such termination and Payment in Full, Lender shall promptly release all Liens and deliver customary termination documentation in accordance with Section 3.1. Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination.

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11.2 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. No party hereto shall assign this Agreement or any rights or obligations under it without the other party’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

11.3 Indemnification. Borrower agrees to indemnify, defend and hold Lender and its directors, officers, employees, advisors, affiliates, attorneys, agents and any other Person affiliated with or representing Lender (each, an “Indemnified Person”) harmless against: (i) all obligations, demands, claims and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (ii) all losses or expenses (including Lender Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from the transactions contemplated by the Loan Documents (including, without limitation, reasonable attorneys’ fees and expenses), excluding consequential, punitive, special or indirect damages except to the extent payable to a third party in connection with a Claim, except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence, bad faith, willful misconduct, or material breach of the Loan Documents, in each case as determined by a court of competent jurisdiction in a final and non-appealable judgment.

This Section 11.3 shall survive until all statutes of limitation with respect to the Claims, losses and expenses for which indemnity is given shall have run.

11.4 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

11.5 Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by Borrower and Lender. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.

11.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement. Delivery of an executed signature page of this Agreement in electronic (e.g., “pdf” or “tif”) format or any electronic signature (including DocuSign) complying with the U.S. federal ESIGN Act of 2000 or other transmission method shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law.

11.7 Confidentiality. In handling any Confidential Information, Lender shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) as required by law, regulation, subpoena or other order; (b) to Lender’s regulators or as otherwise required in connection with Lender’s examination or audit; (c) as Lender considers appropriate in exercising remedies under the Loan Documents; (d) to third-party service providers of Lender so long as such service providers have executed a confidentiality agreement with Lender with terms no less restrictive than those contained herein. “Confidential Information” means all information received from or on behalf of Borrower or any of its Subsidiaries relating to Borrower or any of its Subsidiaries or any of their respective businesses except for any information that is identified as nonconfidential or public information, but does not include information that is either: (i) in the public domain or already in Lender’s possession when disclosed to Lender, or becomes part of the public domain (other than as a result of its disclosure by Lender in violation of this Agreement) after disclosure to Lender; or (ii) disclosed to Lender by a third party, if Lender does not know that the third party is prohibited from disclosing the information.

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This Section 11.7 shall survive the termination of this Agreement.

11.8 Right of Setoff. Borrower hereby grants to Lender a Lien and a right of setoff as security for all Obligations to Lender, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Lender. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Lender may setoff the same or any part thereof and apply the same to any liability or Obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

11.9 Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

11.10 Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

11.11 Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

11.12 Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

12 DEFINITIONS

As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting and the singular includes the plural. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth below. The following terms shall have the meaning provided by the Code: “Account”; “Account Debtor”; “Chattel Paper”; “Commercial Tort Claim”; “Commodity Account”; “Deposit Account”; “Document”; “Equipment”; “Financial Assets”; “Fixtures”; “General Intangibles”; “Goods”; “Instrument”; “Inventory”; “Investment Property”; “Letter-of-Credit Right”; “Money”; “Proceeds”; “Securities Account”

“Advance” or “Advances” means a revolving credit loan (or revolving credit loans) under the Revolving Line.

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“Affiliate” means, with respect to any Person, each other Person that Controls directly or indirectly the Person, any Person that Controls or is Controlled by or is under common Control with the Person, excluding, passive investors and Persons solely by reason of serving as directors or officers of a Person.

“Agreement” has the meaning given in the preamble hereof.

“Availability Amount” means (a) the Revolving Line minus (b) the outstanding principal balance of any Advances.

“Availability Period” means the period from and including the Effective Date and ending on the date falling one month prior to the Maturity Date.

“Board” means Borrower’s board of directors.

“Borrower” has the meaning given in the preamble hereof.

“Borrower’s Books” means all Borrower’s and its Subsidiaries’ books and records including ledgers, federal and state tax returns, records regarding Borrower’s and its Subsidiaries’ assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Request” has the meaning given in Section 1.3.

“Business Day” means any day that is not a Saturday, Sunday or a day on which commercial banks are required or permitted to be closed in Delaware.

“Capital Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all other ownership or profit interests in, or Stock Equivalents (regardless of how designated) of, a Person (other than an individual), whether voting or non-voting.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one year from the date of acquisition; (b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof; (c) commercial paper maturing no more than one year after its creation and having the highest rating from either Standard & Poor’s Financial Services LLC, a division of The McGraw-Hill Companies, Inc., and any successor thereto, or Moody’s Investors Service, Inc. and any successor thereto; and (d) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

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“Change in Control” means, other than in connection with an RTO Transaction, (a) any Person or group of Persons acting in concert acquires, directly or indirectly, beneficial ownership representing more than fifty percent (50%) of the combined voting power of Borrower and such acquisition results in a majority of the Board no longer consisting of persons approved by the Board immediately prior to such acquisition; or (b) at any time, Borrower shall cease to own and control, of record and beneficially, directly or indirectly, 100% of each class of outstanding Capital Stock of each of its Subsidiaries free and clear of all Liens (except Liens created by this Agreement and except for Subsidiaries of which Borrower holds less than 100% of each class of outstanding Capital Stock on the date hereof) except pursuant to a transaction expressly permitted by this Agreement.

“Claims” has the meaning given in Section 11.3.

“Code” means the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of Delaware; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of Delaware, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions relating to such provisions.

“Collateral” means any and all properties, rights and assets of Borrower described on Exhibit A.

“Commitment Fee” has the meaning given in Section 1.5(a).

“Confidential Information” has the meaning given in Section 11.7.

“Contingent Obligation” means, for any Person, any direct or indirect liability, contingent or not, of such Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another Person, in each case, directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by such Person, or for which such Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of such Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith, but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” means any Advance or any other extension of credit by Lender for Borrower’s benefit.

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“Daily Simple SOFR” means for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day, a “SOFR Determination Date”) that is three U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrowers. If by 5:00 pm (ET) on the second U.S. Government Securities Business Day immediately following any day “i”, the SOFR in respect of such day “i” has not been published on the SOFR Administrator’s Website, then the SOFR for such day “i” will be the SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Default Rate” has the meaning given in Section 1.4(b).

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (other than customary asset sale offers and redemptions upon the change of control, in each case so long as any rights of the holders thereof upon the occurrence of such change of control or asset sale shall be subject to the prior repayment in full of the Obligations), less than 90 days after the last day of the term of this Agreement (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends or distributions in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Stock.

“Dollars”, “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Effective Date” has the meaning given in the preamble hereof.

“Environmental Law” means any and all foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“Environmental Liability” means all liabilities of Borrower and each Subsidiary, whether vested or unvested, contingent or fixed, actual or potential, which arise under or relate to Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and its regulations.

“Event of Default” has the meaning given in Section 7.

“Funding Date” means any date on which a Credit Extension is made to or for the account of Borrower, which date shall be a Business Day.

“GAAP” means generally accepted accounting principles, as in effect from time to time in the United States, set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

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“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Indebtedness” means, with respect to any Person, (a) all indebtedness for borrowed money or the deferred price of property or services, including, without limitation, reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, (d) all Contingent Obligations, and (e) all obligations pursuant to any Interest Rate Agreements.

“Indemnified Person” has the meaning given in Section 11.3.

“Insolvency Proceeding” means any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following:

(a) its Copyrights, Trademarks and Patents;

(b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how and operating manuals;

(c) any and all source code;

(d) any and all design rights which may be available to such Person;

(e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary and which agreement conforms to the standards published by the International Swaps and Derivatives Association, Inc.

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“Investment” means any beneficial ownership interest in any Person (including Capital Stock), and any loan, advance or capital contribution to any Person.

“Knowledge” means the actual knowledge, after reasonable investigation, of any Responsible Officer without any independent duty of inquiry beyond commercially reasonable efforts.

“Lender” has the meaning given in the preamble hereof.

“Lender Expenses” means all reasonable and documented out-of-pocket fees, costs and expenses (including reasonable fees and expenses of one primary outside counsel to Lender) for preparing, amending, negotiating, administering, defending and, while an Event of Default has occurred and is continuing, enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) incurred with respect to Borrower or the Collateral.

“Lien” means a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” means, collectively, this Agreement and any schedules, exhibits, certificates, notices and any other documents related to this Agreement, all as amended, restated or otherwise modified from time to time.

“Material Adverse Change” means a material adverse change in (a) the business, operations or financial condition of Borrower and its Subsidiaries, taken as a whole (excluding changes generally affecting the capital markets, public equity markets, the golf industry, similarly situated companies, tariffs, supply chain disruptions, seasonality, macroeconomic conditions, changes in GAAP, changes in law or accounting treatment); (b) the ability of the Borrower or any of its Subsidiaries to perform its obligations under any of the Loan Documents to which it is a party; or (c) the validity, perfection, priority, or enforceability of Lender’s Lien in the Collateral.

“Maturity Date” means the date that is two years after the Effective Date.

“Maximum Lawful Rate” has the meaning given in Section 1.4(c).

“Obligations” means Borrower’s obligations to pay when due any debts, principal, interest, fees, Lender Expenses, and other amounts Borrower owes Lender now or later, under this Agreement and the other Loan Documents, including, without limitation, all obligations relating to interest accruing after Insolvency Proceedings begin and debts, liabilities or obligations of Borrower assigned to Lender, and to perform Borrower’s duties under the Loan Documents.

“Organizational Documents” means, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

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“Payment Date” means the last Business Day of June and December.

“Payment in Full” has the meaning given in Section 3.1.

“Permits” means all permits, licenses, registrations, certificates, orders, approvals, authorizations, consents, waivers, franchises, variances and similar rights issued by or obtained from any Governmental Authority or any other Person, including, without limitation, those relating to Regulatory Authorizations.

“Permitted Indebtedness” means:

(a) Borrower’s Indebtedness to Lender under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the Effective Date and listed on Schedule 12.1;

(c) Indebtedness incurred pursuant to unsecured convertible promissory notes in an aggregate principal amount not to exceed $3,000,000 at any one time outstanding and any extensions, refinancings, modifications, amendments and restatements thereof; provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiaries, as the case may be;

(d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e) customer advances or deposits or other endorsements for collection, deposit or negotiation and warranties of products or services, in each case, received or incurred in the ordinary course of business;

(f) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(g) Indebtedness secured by Liens permitted under clause (c) of the definition of “Permitted Liens” hereunder;

(h) Indebtedness in respect of Interest Rate Agreements entered into in the ordinary course of business to hedge risks with respect to Borrower’s interest rate;

(i) Indebtedness incurred in the ordinary course of business under performance, surety, statutory, or appeal bond;

(j) Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations, (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Transfers permitted pursuant to Section 6.1, and (iii) unsecured guarantees incurred in the ordinary course of business with respect to operating leases;

(k) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to Borrower or any Subsidiary, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year;

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(l) Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”);

(m) Indebtedness consisting of setoff rights incurred in respect of netting services, overdraft protections, and similar arrangements and related liabilities arising from treasury, depository and cash management services, credit card processing services, other credit and debit card programs and/or any automated clearing house transfers of funds, in each case, in the ordinary course of business;

(n) Indebtedness comprising Permitted Investments;

(o) other unsecured Indebtedness in an aggregate principal amount outstanding at any one time not to exceed $3,000,000; and

(p) other unsecured Indebtedness incurred in connection with any RTO Transaction.

“Permitted Investments” means:

(a) Investments (including, without limitation, Investments in Subsidiaries) existing on the Effective Date and listed on Schedule 12.2;

(b) Investments consisting of Cash Equivalents;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(d) advances made in connection with purchases of goods or services in the ordinary course of business;

(e) Investments accepted in connection with Transfers permitted by Section 6.1;

(f) Investments consisting of the creation of a Subsidiary for the purpose of consummating a merger transaction permitted by Section 6.3 of this Agreement, which is otherwise a Permitted Investment;

(g) Investments by Subsidiaries in Borrower;

(h) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by the Board, not to exceed, in the case of this clause (h), $500,000 outstanding in the aggregate at any time;

(i) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(j) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business;

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(k) other Investments in an aggregate amount outstanding at any one time not to exceed $1,000,000; and

(l) Investments in connection with any RTO Transaction or transaction permitted pursuant to Section 6.3.

“Permitted Liens” means:

(a) Liens arising under this Agreement or the other Loan Documents;

(b) Liens existing on the Effective Date and listed on Schedule 12.3;

(c) purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment and securing no more than $1,000,000 in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d) Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on Borrower’s Books;

(e) Liens of carriers, warehousemen, suppliers or other Persons that are possessory in nature arising in the ordinary course of business;

(f) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(g) Liens incurred in the extension, renewal or refinancing of the Indebtedness secured by Liens described in clauses (b) and (c) above, but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(h) leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of personal property granted in the ordinary course of business, in each case that do not interfere in any material respect with Borrower’s business;

(i) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Section 7.6;

(j) Liens in favor of other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions; and

(k) Liens securing obligations not exceeding $500,000, which obligations do not constitute Indebtedness for borrowed money.

“Permitted Transfers” means:

(a) Transfers of Inventory in the ordinary course of business;

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(b) Transfers of worn-out or obsolete Equipment that is, in the reasonable judgment of Borrower or such Subsidiary, no longer economically practicable to maintain or useful in the ordinary course of business of Borrower or such Subsidiary;

(c) Transfers consisting of Permitted Liens and Permitted Investments;

(d) Transfers consisting of Borrower’s or such Subsidiary’s use or transfer of Money or Cash Equivalents in the ordinary course of business;

(e) Transfers of non-exclusive licenses, sublicenses, leases, and subleases for the use of the property of Borrower or its Subsidiaries in the ordinary course of business including commercial agreements, OEM arrangements, distribution arrangements, technology agreements, marketing arrangements and other strategic business arrangements entered into in the ordinary course of business;

(f) Transfers consisting of the discount, write-off or Transfer of Accounts overdue by more than 60 days or the sale of any such Accounts for the purpose of collection to any collection agency, in each case in the ordinary course of business;

(g) other Transfers not exceeding $500,000 in the aggregate in any fiscal year; and

(h) Transfers made in connection with any RTO Transaction or transaction permitted under Section 6.3.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Qualified Stock” means any Capital Stock other than Disqualified Stock.

“Regulatory Agencies” means any Governmental Authority that is concerned with the use, control, safety, efficacy, reliability, manufacturing, testing, marketing, distribution, sale or other product development and commercialization activities relating to any product of Borrower or any of the Subsidiaries, including the U.S. Food and Drug Administration and any successor entity and all similar agencies in other jurisdictions.

“Regulatory Authorizations” means all approvals, clearances, notifications, authorizations, orders, exemptions, registrations, listings, certifications, licenses and permits granted by, submitted to or filed with any Regulatory Agencies necessary for the testing, manufacture, development, distribution, use, storage, import, export, transport, promotion, marketing, sale or other commercialization of any product of Borrower or any Subsidiary in any country or jurisdiction.

“Requirement of Law” means as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means any of the Chief Executive Officer, President and Chief Financial Officer, Chief Operating Officer of Borrower.

“Revolving Line” means the revolving credit facility provided under this Agreement in an aggregate principal amount not to exceed $5,000,000.

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“RTO Transaction” means a reverse takeover transaction approved by the Board so long as (a) no Event of Default exists at the time of or would result from the consummation of such transaction and (b) the consummation of such transaction would not reasonably be expected to cause a Material Adverse Change.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Stock Equivalents” means all securities convertible into or exchangeable for Capital Stock or any other Stock Equivalent, and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Capital Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable. For the avoidance of doubt, “Stock Equivalent” shall not include debt instruments that are convertible into Capital Stock or Stock Equivalents.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transfer” has the meaning given in Section 6.1.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the Effective Date.

BORROWER:

NEWTON GOLF COMPANY, INC.

By:	/s/ Akinobu Yorihiro
Name:	Akinobu Yorihiro
Title:	Interim Chief Executive Officer and Chief Technology Officer

LENDER:

BRYNWOOD, LLLP

By	/s/ Manager
Manager

[Signature Page to Loan and Security Agreement]

EXHIBIT A - COLLATERAL DESCRIPTION

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts, Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, Intellectual Property, Commercial Tort Claims, Documents, Instruments (including any promissory notes), Chattel Paper (whether tangible or electronic), Money, Deposit Accounts, certificates of deposit, Fixtures, Letters of Credit Rights (whether or not the letter of credit is evidenced by a writing), securities and all other Investment Property, Supporting Obligations, and Financial Assets, in each case whether now owned or existing or hereafter acquired, created, or arising and wherever located; and all Borrower’s Books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, Proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include any of the following: any lease, license or contract, but excluding accounts and payment intangibles and any right under any contract or agreement constituting a general intangible, to the extent that the grant of a security interest in such lease, license or contract (i) is prohibited by the terms of such lease, license or contract, (ii) is prohibited by applicable law and would result in the termination of such lease, license or contract or (iii) requires consent of any Person other than the Borrower and its Affiliates, but, in each case, only to the extent that any such prohibition would not be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, 9-409 or any other applicable provisions of the Code or any other applicable law or principles of equity, including OEM arrangements, distribution agreements, strategic commercial agreements, licensing agreements and other ordinary-course commercial arrangements where a grant of a security interest would impair contractual rights or require third-party consent (b) any fixed or capital asset owned by Borrower that is subject to a purchase money Lien permitted under this Agreement, to the extent that the grant of a security interest in such fixed or capital asset is prohibited by its terms, (c) any fee-owned real property and all leasehold interests in real property, (d) Equity Interests constituting securities in any entity other than wholly-owned Subsidiaries to the extent that the pledge of such Equity Interests is prohibited by or requires the consent of any Person(s) other than the Borrower or its Affiliates pursuant to the terms of such entity’s Organizational Documents (except to the extent such prohibition is unenforceable after giving effect to applicable provisions of the Code); (e) any “intent-to-use” application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 105, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of such intent-to-use application or any registration that issues from such intent-to-use application under applicable federal law, (f) any deposit account or securities account that is solely used for the holding of (i) funds used for payroll and payroll taxes and other employee benefit payments to or for the benefit of a Loan Party’s employees; or (ii) funds that Borrower holds in trust or as an escrow or fiduciary for another Person, and (g) any Equity Interests to the extent that a pledge of such Equity Interests would have adverse tax consequences to the Borrower; provided that the Collateral shall include and the security interest granted in the Collateral shall attach to, (A) all proceeds, substitutions or replacements of any of the foregoing unless such proceeds, substitutions or replacements would be excluded pursuant to the foregoing and (B) all rights to payment due or to become due under any of the foregoing; and provided, further, that the Lender’s security interest shall attach immediately to any asset of Borrower that was excluded pursuant to the forgoing at such time as such asset ceases to be excluded pursuant to the foregoing.